As filed with the Securities and Exchange Commission on July 16, 1994 - Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                      DONNELLY CORPORATION
     (Exact name of registrant as specified in its charter)

           Michigan                         38-0493110
(State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

          414 East 40th Street, Holland, Michigan 49423
    (Address of Principal Executive Offices)       (Zip Code)
  Donnelly Corporation Non-Employee Director Stock Option Plan
                    (Full Title of the Plan)
James A. Knister, 414 East 40th Street, Holland, Michigan 49423
             (Name and address of agent for service)
                  Copies of Communications to:
                     William J. Lawrence III
              Varnum, Riddering, Schmidt & Howlett
                          P.O. Box 352
                Grand Rapids, Michigan 49501-0352
                        (616) 336-6000

                  CALCULATION OF REGISTRATION FEE
                          Proposed     Proposed
Title of                  Maximum      Maximum
Securities  Amount        Offering     Aggregate      Amount of
To be       To be         Price Per    Offering       Registration
Registered  Registered    Share (2)    Price          Fee
Class A     50,000        $17.0625    $853,125.00       $295.00
Common Stockshares (1)
($.10 Par Value)

(1) Represents the number of shares of Class A Common Stock authorized for issuance under the Donnelly Corporation Non-Employee Director Stock Option Plan (the "Plan"). This Registration Statement covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Prospectus.

(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $17.0625 per share, the average ofthe high and low sales prices for the Common Stock of Donnelly Corporation on the American Stock Exchange on September 16, 1994, 457(h).


Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.


                      DONNELLY CORPORATION
                         (The "Company")

                          50,000 Shares
                      Class A Common Stock
                   (Par Value $.10 Per Share)
                       DONNELLY CORPORATION
             NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                          (The "Plan")

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    These shares are to be offered from time to time by the Company pursuant to stock options granted to non-employee directors of the Company under the terms of the Plan described in this Prospectus. The prices for the shares, as specified in the option agreements, are to be not the shares on the date of each grant, as shown by transactions reported by the American Stock Exchange ("AMEX"). The Company's Common Stock is traded on the AMEX and reported under the symbol DON.

    The directors who purchase shares under the Plan may not reoffer or resell such shares under this Prospectus. Any reoffers or resales by any such persons must remain in compliance with the registration requirements of the Securities Act of 1933 or pursuant to an application exemption from those requirements.

    This document, dated September 16, 1994, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANYTIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENTTO THE DATE HEREOF.

                        TABLE OF CONTENTS
                                                           Page

The Company  . . . . . . . . . . . . . . . . . . . . . . .   1

The Plan . . . . . . . . . . . . . . . . . . . . . . . . .   1

     Purpose . . . . . . . . . . . . . . . . . . . . . . .   1
     Eligibility and Participation . . . . . . . . . . . .   1
     Amendment and Termination of Plan . . . . . . . . . .   1
     Securities Subject to Option Grants . . . . . . . . .   1
     Transferability of Options and Common Stock . . . . .   2
     Merger or Consolidation . . . . . . . . . . . . . . .   2

The Grant of Options and Purchase of Common Stock. . . . .   2

     The Grant of Stock Options. . . . . . . . . . . . . .   2
     When Options May Be Exercised . . . . . . . . . . . .   2
     Termination of Director Status; Disability;
     Death; Removal . . . . . . . . . . . . . . . . . . .    3

Tax Effects of Participation in the Plan . . . . . . . . .   3

Description of Capital Stock . . . . . . . . . . . . . . .   4

     Class A Common Stock and Class B Common Stock . . . .   4

          Voting Rights. . . . . . . . . . . . . . . . . .   4
          Dividends and Distributions. . . . . . . . . . .   4
          Conversion . . . . . . . . . . . . . . . . . . .   4
          Transferability. . . . . . . . . . . . . . . . .   4
          Future Issuances of Class B Common Stock;
             Status of Class B Common Stock Upon Conversion  4

     Transfer Agent. . . . . . . . . . . . . . . . . . . .   5

     Series Preferred Stock. . . . . . . . . . . . . . . .   5

     7.5 percent Preferred Stock . . . . . . . . . . . . .   5

     General . . . . . . . . . . . . . . . . . . . . . . .   5

          Appointment and Election of Directors    . . . . . 5
          Board of Directors' Consideration and Approval of
            Tender Offers, Mergers or Consolidations .       5
          Two-Thirds Majority Required to Merge, Dissolve
            or Liquidate . . . . . . . . . . . . . . . . .   6
          Michigan Fair Price Provisions . . . . . . . . .   6
          Michigan Shareholder Equity Provisions . . . . .   6

Updating Information . . . . . . . . . . . . . . . . . . .   6
Available Information Regarding the Company and the Plan .   6

                            THE COMPANY

     Donnelly Corporation, a Michigan corporation (the "Company"), is offering shares of its Class A Common Stock, par value $.10 per share ("Common Stock"), to recipients of stock options granted under the terms of the Donnelly Corporation Non-Employee Director Stock Option Plan (the "Plan"). The Company is a manufacturing company; its principal executive offices are located at 414 East 40th Street, Holland, 49423; telephone number (616) 786-6022. Participants may obtain additional information about the Plan by contacting the Company at the above address or telephone number.

                            THE PLAN

     The Plan provides for the granting of options to non-employee directors of the Company to purchase, in the aggregate, not more than 50,000 shares of Common Stock of the Company. The Plan does not qualify under Section 401(a) of the Internal Revenue Code as a qualified pension, profit sharing or stock bonus trust, and the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan was adopted by the Board of Directors of the Company on August 20, 1993, and was approved by its shareholders on October 29, 1993.

Purpose

     The purpose of the Plan is to encourage stock ownership by non-employee directors of the Company, to provide them with additional incentive to manage the Company effectively and to contribute to its success, and to provide a form of compensation that will attract and retain highly qualified individuals to serve as members of the Board of Directors of the Company.

Eligibility and Participation

Directors of the Company who are neither contractual nor common law employees of the Company or any of its subsidiaries will receive options under the Plan. During the term of the Plan, on the second Wednesday of each August, each person entitled to participate in the Plan will be granted an option to purchase 500 shares of the Company's Common Stock. Options were first granted under the Plan on October 29, 1993. Optionees may hold more than one option but only on the terms and subject to the restrictions in the Plan.

Amendment and Termination of Plan

     The Board of Directors of the Company may, insofar as permitted by law, amend or terminate the Plan with respect to shares not subject to option at the time of amendment or termination. However, the Plan may not be amended without shareholder approval if the amendment would increase the maximum number of shares that may be issued under the Plan, increase the maximum number of shares that may be optioned to any one non-employee director, materially increase the benefits accruing to option holders under the Plan, decrease the price at which options may be granted, or permit the granting of options under the Plan after October 29, 2003. In addition, the Board of Directors may not amend those portions of the Plan, more than once every six months, that establish: (1) the date on which options are to be granted; (2) the number of shares subject to each option; (3) the option price; or
(4) the eligibility requirements for participation in the Plan. Unless earlier terminated by the Board of Directors, the Plan will terminate on October 29, 2003.

Securities Subject to Option Grants

     The Plan authorizes the issuance of 50,000 shares of the Company's Common Stock, par value $.10 per share, under the terms of the Plan. (Please refer to "Description of Capital Stock" below). The Plan provides for an equitable adjustment in the number and price of shares of Common Stock covered by options in the event the outstanding shares of Common Stock are increased or decreased due to any combination of shares, stock dividends or similar changes.

Transferability of Options and Common Stock

     Options granted under the terms of the Plan may be transferred only by will, according to the laws of descent and distribution, or under Plan provisions relating to termination of service as a director. Options may be exercised only by an optionee during his or her lifetime. The Company may impose such restrictions on shares acquired pursuant to the exercise of an option as it deems advisable, including, without limitation, restrictions under federal and state securities laws.

Merger or Consolidation

     The Plan provides that if the Company is the surviving corporation in any merger or consolidation, or if the Company is merged into a wholly-owned subsidiary solely for purposes of changing the Company's state of incorporation, each outstanding option will pertain to the securities to which a holder of the number of shares of stock subject to the option would have been entitled. The Plan provides also that upon dissolution or liquidation of the Company, or in the event of a merger or consolidation in which the Company is not the surviving entity, outstanding options under the Plan will terminate. However, optionees will have the right, immediately prior to such dissolution, liquidation, merger, or consolidation, to exercise any unexercised options, in whole or in part.

        THE GRANT OF OPTIONS AND PURCHASE OF COMMON STOCK

The Grant of Stock Options

     Options granted under the Plan will not qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Each option is evidenced by a written agreement, approved by the Company, containing such terms and conditions as are included in the Plan. In consideration of the grant of an option, the recipient agrees to continue to serve as a director of the Company if nominated and elected to serve as a director by the Company's shareholders. Notwithstanding this requirement, nothing contained in the Plan or any agreement executed pursuant to the Plan will impose upon the Company, its Board of Directors, or its shareholders, any obligation to retain an optionee as a director for any period.

     Each option agreement will state the per share purchase price at which a share of Common Stock may be purchased. The option price must be 100 percent of the fair market value of the shares on the date an option is granted.
The Plan provides that the fair market value per share of Common Stock will be the closing price of such stock on an established stock exchange or exchanges if so listed on the day the option is granted or if no sale of shares was made on any stock exchange that day, on the preceding day there was a sale of shares. Otherwise, if traded over the counter, the fair market value per share shall be the closing price on the national market list, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date the option is granted, or if no sale of shares is reflected in NASDAQ on that day, on the next preceding day in which there was a sale of shares reflected in NASDAQ.

     The option price for each share purchased pursuant to the exercise of an option is payable in full upon exercise, and must be paid in cash, by tendering previously acquired shares of Common Stock or a combination of cash and previously acquired Common Stock.

When Options May Be Exercised

     The term of each option granted under the Plan is ten years from the date of grant. No option may be exercisable in whole or in part prior to the first anniversary of the date of grant of the option except with respect to dissolution, liquidation, merger, or consolidation of the Company or with respect to a change in control which includes: any person becoming the beneficial owner of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person obtaining such percentage interest; the Company becoming a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or any period of two consecutive years where individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board. After the first anniversary of the date of grant of the option, an option may be exercised at any time and from time to time during the term of the option upon written notice to the Company of the intent to exercise the option, as to any or all of the shares covered by the option; however, an option may not be exercised with respect to less than 100 shares, unless the remaining shares covered by an option are fewer than 100 shares. Options may be exercised in any order regardless of the date of grant or the existence of any other outstanding stock option.

Termination of Director Status; Disability; Death; Removal

     If an optionee ceases to serve the Company as a non-employee director for a reason other than death, disability, or removal from office, his or her options will terminate as follows: for a non-employee director who has served for less than five years, all exercisable options terminate as of the 90th day following the date of the optionee's cessation of service and options not exercisable as of the date of optionee's cessation of service will terminate 90 days after they become exercisable; for a non-employee director who has served for five or more years but less than ten years, all options terminate one year following the date of the optionee's cesseation of service; for a non-employee director who has served for ten or more years, all options terminate two years following the date of the optionee's cessation of service.

     Upon termination of service as a non-employee director on account of physical disability, options remain exercisable, subject to prior expiration according to its terms and other limitations imposed by the Plan, for a period of two years following the optionee's cessation of service as a non-employee director of the Company.

     In the event of an optionee's death while serving as anon-employee director, any outstanding option may thereafter be exercised by the personal representative of the optionee's estate or by any person who acquired the options by bequest or inheritance during the shorter of the term of the option or two full years from the death of the optionee. An option will be exercisable only to the extent it was exercisable at the date of death.

     Upon termination of service by removal or requested resignation, all exercisable options terminate as of the 90th day following the date of cessation of service, and options not exercisable at the date of cessation of service expire 90 days after they become exercisable.

            TAX EFFECTS OF PARTICIPATION IN THE PLAN

    The following discussion of the federal income tax consequences with respect to the grant and exercise of options under the Plan is based on management's understanding of the federal income tax laws in effect on the date of this Prospectus.

     An optionee will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options granted under the Plan do not have a readily ascertainable market value; therefore, income will not be recognized by an optionee before the time of exercise of an option. The difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee. The Company is entitled to a deduction equal to the amount of the optionee's ordinary income.

     Tax consequences to an optionee will arise again at the time the shares of Common Stock are sold. In general, if the shares have been held for more than one year, the gain or loss will be treated as long term capital gain or loss. Otherwise, the gain or loss will be treated as short-term capital gain or loss. The amount of any gain or loss will be calculated under the general principles for determining gain and loss, and will equal the difference between the amount realized in the sale and the tax basis in the shares of Common Stock. The tax basis will equal the cost of the shares
(the option price paid) plus any income recognized upon exercise of the option.


                 DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Class A Common Stock, $.10 par value per share; 15,000,000 shares of Class B Common Stock, $.10 par value per share; 1,000,000 shares of Series Preferred Stock, no par value; and 250,000 shares of 7.5 percent Preferred Stock, $10 par value per share.

Class A Common Stock and Class B Common Stock

     All shares of Class A Common Stock and Class B Common Stock currently outstanding are, and the shares of Class A Common Stock being sold by the Company under the terms and conditions of the Plan will be, fully paid and non-assessable, not subject to redemption and without preemptive orother rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

     Voting Rights. Holders of shares of Class A Common Stock are entitled to one vote per share on all matters submitted to shareholders. Holders of shares of Class A Common Stock, as a class, are also entitled to elect one quarter of the Company's directors (rounded, if necessary, to the nearest whole number and rounded up if one quarter of the directors equals a number falling exactly between two whole numbers) to be elected at each meeting held for the election of directors. Holders of shares of Class B Common Stock are entitled to ten votes per share on all matters submitted shareholders, except that they are not entitled to vote in the election of the directors which the holders of Class A Common Stock are entitled to elect. Holders of shares of Class B Common Stock elect, as a class (with any Preferred Stock entitled to vote), the directors not elected by the shares of Class A Common Stock. Holders of shares of Class B Common Stock have cumulative voting rights in the election directors. Both the Class A Common Stock and the Class B Common Stock are entitled to vote separately as a class on any amendments to the Company's Articles of Incorporation that alter the powers, preferences or rights of the respective class so as to affect them adversely and with respect to such other matters as may require class votes under the Michigan Business Corporation Act.

     Dividends and Distributions. Dividends on Class A Common Stock and Class B Common Stock will be paid if, as and when declared out of funds legally available therefor. If cash dividends are declared, the amount paid on each share of Class A Common Stock must be equal to the combined cash dividends paid to the holder of each share of Class B Common Stock (i) on that stock and (ii) on the related Donnelly Export
Corporation common stock. (The shares of common stock of Donnelly Export Corporation are held entirely by the holders of the Company's Class B Common Stock.) Otherwise, Class A Common Stock and Class B
Common Stock rank equally, including in distributions paid in partial or complete liquidation of the Company. The Board may declare and pay a stock dividend only of Class A Common Stock on Class A Common Stock and only of Class B Common Stock on Class B Common Stock. If either such class receives a stock dividend,the other class must also receive a comparable stock dividend.

     Conversion. The Class A Common Stock is not convertible into shares of any other equity security of the Company. Holders of Class B Common Stock may elect at any time to convert any or all of such shares into shares of the Class A Common Stock on a share for share basis. If the number of outstanding shares of Class B Common Stock falls below 12.5 percent of the aggregate number of issued and outstanding shares of Class A
Common Stock and Class B Common Stock, all the shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock.

     Transferability. The Class A Common Stock is freely transferable. The Class B Common Stock may be transferred by a shareholder only to or among his or her spouse, certain relatives (and their spouses), trusts established for such persons' benefit, and a corporation or partnership all of the stock or units of which are owned by such eligible holders and transferees. Accordingly, no trading market has developed or will develop in the Class B Common Stock and it has not been and will not be listed or traded on any exchange or any market.

     Future Issuances of Class B Common Stock; Status of Class B Common Stock Upon Conversion. The Company may not issue any additional shares of Class B Common Stock, except in a stock split or stock dividend upon the Class B Common Stock, without the approval of the holders of a majority of the out-standing shares of Class A Common Stock who do not hold Class B Common Stock. All shares of Class B Common Stock received by the Company upon conversion thereof to Class A Common Stock will revert to the status of authorized but unissued shares of Class B Common Stock.

Transfer Agent

     The Company's transfer agent and registrar for the Class A Common Stock and Class B Common Stock is The Bank of New York.

Series Preferred Stock

     The authorized Series Preferred Stock consists of 1,000,000 shares, no par value. The Series Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the shareholders. Such resolutions may authorize issuances in one or more classes or series of the Series Preferred Stock, and may fix and determine dividend and liquidation preferences, voting rights (except as provided below), conversion privileges, redemption terms and other privileges and rights of the shareholders of each class or series so authorized. The Series Preferred Stock may not be given more than one vote per share or the right as a class to elect any directors.

7.5 Percent Preferred Stock

     The authorized 7.5 percent Preferred Stock consists of 250,000 shares, par value $10 per share. Holders of the 7.5 percent Preferred Stock are entitled to receive cumulative preferential dividends in cash of $.75 per share per annum when and as declared by the Board of Directors. In the event the Company is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of the 7.5 percent Preferred Stock are entitled to receive in cash $10 per share plus accumulated and unpaid dividends from the assets of the Company available for distribution to shareholders, before any payment is made to holders of any other class of common stock or any other class of capital stock ranking junior to the 7.5 percent Preferred Stock. The
Company may, at its option, at any time on thirty days' notice, redeem all or some of the 7.5 percent Preferred Stock by paying $10.50 per share in cash plus all accumulated and unpaid dividends. If less than all of the shares are redeemed, the Company may designate by lot, in such manner as the Board of Directors determines, the shares to be redeemed, or may effect such redemption in any other equitable manner.

     The holders of the 7.5 percent Preferred Stock do not have any voting rights except as required by applicable law and except that if at any time the Company is in arrears in the payment of cumulative dividends to the extent of four quarterly dividends (whether consecutive or not), holders of the 7.5 percent Preferred Stock are entitled to one vote for each share in the election of the directors not elected by the Class A Common Stock, and on all other matters. The voting rights would continue until a quarterly dividend is paid reducing the amount of arrearages to less than four quarterly dividends. The holders of 7.5 percent Preferred Stock have no preemptive rights.

General

     The Company's Articles of Incorporation and the Michigan Business Corporation Act contain provisions which may have an effect of deterring or impeding any efforts to acquire control of the Company including proposed transactions that might have the support of a majority of the Company's voting power or a majority of the Company's common equity. These devices could also have the effect of inhibiting certain changes in management and temporary fluctuations in the marketplace of the Company's Class A Common Stock that could arise from actual or rumored takeover bids. The Company's two classes of common stock may have similar effects.

     Appointment and Election of Directors. The Company's Articles of Incorporation state that any vacancy in, or newly created, directorships will be filled only by the affirmative vote of a majority of directors continuing in office. The Articles also provide that nominations for the election of directors must be made as provided in the Company's Bylaws, which set forth a procedure for shareholder nominations of directors. Notice of any nomination must be given 30 days in advance of the Company's annual meeting at which directors will be elected. These provisions may restrict the ability of a shareholder to conduct a proxy contest against management.

     Board of Directors' Consideration and Approval of Tender Offers, Mergers, or Consolidations. The Articles of Incorporation also provide that the Board of Directors shall not approve or recommend any offer for the Company's shares, to merge or consolidate the Company or to purchase substantially all of the assets of the Company (i) if such proposal is known by the Board to be a possible violation of law and (ii) unless the Board of Directors has evaluated the offer and determined that the offer is in the best interest of the Company and its shareholders. In making the evaluation, the Board is permitted to consider several factors, including the adequacy and fairness of the consideration to be received and the potential social and economic impact of the offer and its consummation on the Company, its employees, vendors and communities.

     Two-Thirds Majority Required to Merge, Dissolve or Liquidate. The Company's Articles of Incorporation further state that the Company shall not merge with another corporation, sell substantially all of its assets, or voluntarily dissolve or liquidate its assets without the approval of two-thirds of the voting power of the then outstanding shares of the classes of stock entitled to vote. The Articles also require that any purchase by the Company of shares of its voting stock from any person known by the Company to be the beneficial owner of five percent or more of the voting power of the Company for less than two years at a price in excess of the fair market value at the time of purchase, be approved by a majority of the votes of the outstanding voting stock of the Company. This provision is intended to eliminate the payment of "greenmail" by discouraging purchasers from accumulating significant blocks of the Company's stock and then offering that stock for resale to the Company at a premium over marketprice.

     Michigan Fair Price Provisions. Chapter 7A of the Michigan Business Corporation Act impacts certain business combinations involving Michigan corporations such as the Company. Except in cases in which certain minimum price, form of consideration, and procedural requirements are satisfied or for certain transactions that may be approved inadvance by the Company's Board of Directors, higher than normal voting requirements are imposed with respect to various transactions involving persons who own ten percent or more of the Company's voting stock (referred to as "Interested Shareholders"). Transactions to which the higher voting requirements apply require an advisory statement from the Board of Directors and must be approved by not less than 90 percent of the votes of each class of stock entitled to vote and by not less than two-thirds of the votes, other than the votes of Interested Shareholders who are (or whose affiliates are) a party to the proposed transaction or an affiliate of the Interested Shareholders, of each class entitled to vote.

     Michigan Shareholder Equity Provisions. Chapter 7B of the Michigan Business Corporation Act affects the voting rights of persons who acquire more than 20 percent, 33.334 percent, or 50 percent of a Michigan corporations's voting stock (referred to as "Control Shares"). Chapter 7B denies shareholder voting rights to those persons or entities who make purchase offers or investors who increase their holdings above any of the Control Share levels, unless they are granted voting rights by a majority vote of all disinterested shareholders (shareholders excluding the bidders or owners of Control Shares and the corporation's management). If the share-holders do not elect to grant voting rights to Control Shares, under certain circumstances, the Control Shares may become subject to redemption.

                      UPDATING INFORMATION

     Additional information with respect to the Company's capital stock and the Plan will be provided in the future to Plan participants in the Company's definitive Proxy Statements or Annual Reports.

    AVAILABLE INFORMATION REGARDING THE COMPANY AND THE PLAN

     Upon written or oral request, the Company will provide to any holder of an option under the Plan, without charge, copies of the Company's latest Annual Report on Form 10-K, its latest Quarterly Report on Form 10-Q, the description of the Company's Common Stock contained in the Company's Registra-tion Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any amendment or reports filed for the purpose of updating that description, and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act. The foregoing documents have been incorporated by reference in the Registration Statement filed by the Company which, together with this document, constitute a prospectus that meets the requirements of Section
10(a) of the Securities Act of 1933, as amended. In addition, the Company will provide such persons, without charge and upon request, copies of its latest annual report to shareholders. Requests for such copies should be directed to Maryam Komejan, Vice President and Corporate Secretary, Donnelly Corporation, 414 E. 40th Street, Holland, Michigan 49423-5368;
telephone (616) 768-6022.


                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The Company's Annual Report on Form 10-K for the year ended July 3,
1993, which has been filed by the Company with the Commission (File No. 1-9716), is incorporated herein by reference. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the foregoing Annual Report on Form 10-K are incorporated herein by reference. All other reports or documents filed by the Company pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The consolidated financial statements of Donnelly Corporation and subsidiaries as of July 3, 1993 and 1992, and for each of the years in the three-year period ended July 3, 1993, have been incorporated in this Registration Statement by reference in reliance upon the report, also incorporated in this Registration Statement by reference, of BDO Seidman, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The description of the Company's Class A Common Stock, the class of securities offered pursuant to this Registration Statement, is contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference,including any subsequent amendments or reports filed for the purpose of updating that description.

Item 4.  Description of Securities

   The class of securities to be offered is registered underSection 12 of the Exchange Act. In addition, a description of the Company's capital stock is included in the Prospectus provided to Plan participants.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

   The Articles of Incorporation of the Company provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA"). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seek-ing indemnification acted in a good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corpor-ation unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.


      The MBCA specifically provides that it is not the exclusive source of indemnity. As a result, the Company adopted individual indemnification agreements with its directors. Approved by the Company's shareholders, the indemnification agreements provide a contractually enforceable right, upon which written notice, for prompt indemnification, except that indemnification is not required where: (i) indemnification is provided under an insurance policy, except for amounts in excess of insurance coverage; (ii) a director is entitled to indemnification by reason of having given notice of any circumstance which might give rise to a claim under any policy of insurance, the terms of which have expired prior to the effective date of the indemnity agreement; (iii) indemnification is provided by the Company outside of the agreement; (iv) the claim for indemnity is based upon or attributable to any transaction involving: intentional misconduct or a knowing violation of law, a violation of Section 551(1) or any successor provision of the MBCA, or from which the director derived an improper personal benefit; (v) the claim involved a violation of Section 16(b) of the Securities Exchange Act of 1934
and amendments thereto, or similar provisions of state law; or (vi) indemnification by the Company is otherwise prohibited by applicable law. In the case of a derivative or other action by or in the right of the Company where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by:
majority vote of a committee of two or more disinterested directors appointed by the Board of Directors; independent legal counsel in a written opinion;
or the court in which the claim is litigated, whichever the indemnitee chooses.  The protection provided by the indemnification agreements is broader than that under the MBCA, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.

     In addition to the available indemnification, the Company's Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     Reference is made to the Exhibit Index which appears on page S-7.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15
(d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafied offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on the 19th day of August, 1994.

                              DONNELLY CORPORATION


                              By  /s/ Dwane Baumgardner
                                   __________________________
                                   Dwane Baumgardner
                                   Chief Executive Officer


                       EXHIBIT INDEX

     The following exhibits are filed as a part of the Registration Statement:

                                                             Page


Item 5    Opinion of Varnum, Riddering, Schmidt & Howlett      Exhibit 5


Item 24.1 Consent of BDO Seidman - included on page S-5 hereof


Item 24.2 Consent of KPMG Peat Marwick included on page S-6 hereof

Item 24.3 Consent of Varnum, Riddering, Schmidt & Howlett-included in
          Exhibit 5


Item 25   Power of Attorney - included on page S-4 hereof


Item 99   Donnelly Corporation Non-Employee Director Stock Option Plan